UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2010

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32379	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

(i)	Employment Agreements

On February 1, 2010, the Board of Directors of MHI Hospitality Corporation (the “Company”), as recommended by the Company’s Nominating, Corporate Governance and Compensation Committee (the “Compensation Committee”), approved a new employment agreement, effective as of January 1, 2010, between the Company and Andrew M. Sims, President and Chief Executive Officer (the “Sims Employment Agreement”).

On February 1, 2010, the Board of Directors of the Company, as recommended by the Compensation Committee, also approved a new employment agreement, effective as of January 1, 2010, between the Company and Mr. William J. Zaiser, Chief Financial Officer (the “Zaiser Employment Agreement,” together with the Sims Employment Agreement, the “Employment Agreements”).

The Sims Employment Agreement has an initial term ending on December 31, 2014 and the Zaiser Employment Agreement has an initial term ending on December 31, 2012. Thereafter, the terms of each of the Employment Agreements will be extended for an additional year, on each anniversary of the commencement date of the agreements, unless either party gives one hundred eighty (180) days prior written notice that the term will not be extended.

The Employment Agreements provide for their annual salary and possible additional compensation in the form of cash bonus and restricted stock awards. Specifically, as compensation, Mr. Sims will receive a salary of $333,000 for the 12-month period ending December 31, 2010, subject to adjustment in subsequent years. Conditioned upon and in consideration of Mr. Sims entering into the Sims Employment Agreement and being continuously employed by the Company for the entire first year of the term, 15,000 shares of Company common stock were issued to Mr. Sims on January 1, 2010 and will vest on January 1, 2011, pursuant to the Company’s Long-Term Incentive Plan. Mr. Zaiser will receive a salary of $210,950 for the 12-month period ending December 31, 2010, subject to adjustment in subsequent years. In addition, pursuant to their Employment Agreements, each of Messrs. Sims and Zaiser will also receive:

(1) An annual cash performance bonus in an amount between 20% and 30% of salary for that calendar year, based upon the attainment of quantitative performance goals set forth in a performance plan established by the Compensation Committee by January 31 of each year; and

(2) Customary benefits, including a term life insurance policy of $1 million and disability insurance in an amount so that each will receive the same monthly payments as under his respective employment agreement in the event of his disability.

In addition, each of Messrs. Sims and Zaiser will be entitled to receive benefits under his respective Employment Agreement if the Company terminates the executive’s employment without cause or the executive resigns with good reason or if there is a change in control of our

Company during the term of the agreement. Under these scenarios, Messrs. Sims and Zaiser are entitled to receive the following:

•	any accrued but unpaid salary and bonuses;

•	vesting of any previously issued stock options or restricted stock;

•	payment of the executive’s life, health and disability insurance coverage for a period of five years following termination;

•

any unreimbursed expenses; and a severance payment equal to three times for Mr. Sims’ and two times for Mr. Zaiser’s combined salary and actual bonus compensation for the preceding fiscal year will be paid within five (5) days of the executive officer’s last day of employment.

In addition, the Sims Employment Agreement provides that the Company must nominate him to serve as a member of the Board of Directors, include him in the proxy materials delivered to stockholders in connection with a stockholder meeting to elect directors, and recommend him for election, and continue to nominate and recommend him for election to the board for so long as he serves as president and chief executive officer; subject, however, to the determination of the Compensation Committee that he satisfies the standards established for service on the Board of Directors.

The foregoing summary description of the Employment Agreements is not complete and is qualified in its entirety by the complete text of the Employment Agreements, which are attached hereto as Exhibits 10.2A and 10.3A and incorporated herein by reference as though they were fully set forth herein.

(ii)	Long Term Stock Bonus Program

On February 1, 2010, the Board of Directors of the Company, as recommended by the Compensation Committee, approved an amendment to the Company’s Long Term Stock Bonus Program (the “Program”), a stock-based compensation program that is implemented in conjunction with the Company’s Long-Term Incentive Plan. The Program covers the five (5) year period 2007-2011 and has been amended as applied to Andrew M. Sims’ annual target stock bonus, wherein 15,000 shares will be targeted annually for Mr. Andrew Sims with 5,000 of those shares deemed earned each year if he has been continuously employed by the Company for the full year, and the remaining 10,000 shares awarded based on the Company’s and/or Mr. Sims’ performance in the following four areas: 1) Funds from Operations for the year as compared with projections; 2) Shareholder return for the year as compared with the Company’s peer group; 3) Absolute shareholder return, comprised of stock appreciation from the first of each year, together with dividends paid during the year, with 12% as the annual target; and 4) Achievement of individual goals. These four areas will be given equal weight, and within each of these four areas, the Compensation Committee will determine what percentage of the category has been achieved by the executive officer and/or the Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.2A    Executive Employment Agreement between MHI Hospitality Corporation and Andrew M. Sims

10.3A    Executive Employment Agreement between MHI Hospitality Corporation and William J. Zaiser

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2010

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Name: Andrew M. Sims Title: President and Chief Executive Officer

Exhibit List

10.2A    Executive Employment Agreement between MHI Hospitality Corporation and Andrew M. Sims

10.3A    Executive Employment Agreement between MHI Hospitality Corporation and William J. Zaiser

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